EXHIBIT 11

                               TRIAD GUARANTY INC.
                STATEMENT RE COMPUTATION OF NET INCOME PER SHARE
               Three Month Periods Ended March 31, 1997 and 1996



                                                 Three Months Ended
                                                      March 31,
                                                 ------------------

                                                1997              1996
                                                ----              ----

PRIMARY NET INCOME PER  SHARE
Weighted average common shares
    outstanding............................    6,645,361         6,628,409
Net shares to be issued upon exercise of
    dilutive stock options after applying
    treasury stock method..................      252,629                 0
                                            ------------     -------------
Adjusted shares outstanding................    6,897,990         6,628,409
                                            ============     =============
Net income.................................   $3,446,888        $2,549,017
                                            ============     =============
Primary net income per share...............      $ .50             $ .39
                                            ============     =============



FULLY DILUTED NET INCOME PER SHARE
Weighted average common shares
    outstanding............................   6,645,361          6,628,409
Net shares to be issued upon exercise of
    dilutive stock options after applying
    treasury stock method..................     252,679            157,765
                                            -----------      -------------
Adjusted shares outstanding................   6,898,040          6,786,174
                                            ===========      =============
Net income.................................  $3,446,888         $2,549,017
                                            ===========      =============
Fully diluted net income per share.........    $ .50              $ .38
                                            ===========      =============


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                                                                      EXHIBIT 11



                                                    Three months Ended
                                                        March 31,
                                                    --------------------
                                                 1997              1996
                                                 ----              ----

ADDITIONAL PRIMARY COMPUTATION
Weighted average common shares
    outstanding                               6,645,361          6,628,409
Net shares to be issued upon exercise of
    dilutive stock options after applying
    treasury stock method                       252,629            154,021
                                            -----------      -------------
Adjusted shares outstanding                   6,897,990          6,782,430
                                            ===========      =============
Net income                                   $3,446,888         $2,549,017
                                            ===========      =============
Primary net income per share                   $ .50             $ .38(a)
                                            ===========      =============


  (a) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.


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